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                                                                   EXHIBIT 10.12

                                 AMENDMENT NO. 1
                         TO AT&T WIRELESS SERVICES, INC.
                          2001 LONG TERM INCENTIVE PLAN

The second paragraph of Section 13 of the AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan shall be amended in its entirety to read as follows:

            The Board or the Committee may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (a) stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (b) the consent of the affected Participant, if such action would impair the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, (x) the Board or the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States and (y) the Committee may not amend Section 4 to increase the number of Shares available for issuance under the Plan.

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